UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Trust f/b/o Lauder Aerin & Jane, u/a/d 12/15/76 by Estee & J.H.L. (1) c/o Richard D. Parsons
   75 Rockefeller Plaza
   New York, NY  10019
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/1/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Class B Common Stock  |1:1     |11/1/|J (2| |168,777    |D  |Immed|NA   |Class A Comm|168,777|NA     |            |D  |            |
                      |        |1997 |)   | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Class B Common Stock  |1:1     |11/1/|J (2| |168,777    |D  |Immed|NA   |Class A Comm|168,777|NA     |3,352,920 (3|D  |            |
                      |        |1997 |)   | |           |   |.    |     |on Stock    |       |       |)           |   |            |
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Put Option (obligation|1:1     |11/1/|P (4| |337,554    |A  |Immed|6/30/|Class B Comm|337,554|(4)    |937,554 (3) |D  |            |
 to acquire Class B Co|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
mmon Stock)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Call Option (obligatio|1:1     |11/1/|S (4| |337,554    |D  |Immed|6/30/|Class A Comm|337,554|(4)    |937,554 (3) |D  |            |
n to sell Class A Comm|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
on Stock)             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Call Option (right to |1:1     |11/1/|P (4| |337,554    |A  |Immed|6/30/|Class B Comm|337,554|(4)    | 937,554 (3)|D  |            |
acquire Class B Common|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
 Stock)               |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Put Option (right to s|1:1     |11/1/|S (4| |337,554    |D  |Immed|6/30/|Class A Comm|337,554|(4)    |937,554 (3) |D  |            |
ell Class A Common Sto|        |1997 |)   | |           |   |.    |2000 |on Stock    |       |       |            |   |            |
ck)                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. The full name of the Reporting Person is: Trust f/b/o Aerin Lauder and Jane
Lauder, u/a/d December 15, 1976,
by Estee Lauder and Joseph H. Lauder, as Grantors (the
"Trust").
2. The Trust distributed 168,777 shares of Class B Common Stock to each of its beneficiaries, Aerin Lauder
Zinterhofer and Jane
Lauder.
3. The amount of securities reported as beneficially owned at the end of the month actually reflects securities so
owned at November 25, 1997.  If such amount is different than the amount beneficially owned at November 30,
1997, the Reporting Person will amend its
filing.
4. The Reporting Person granted an option to acquire an aggregate of up to
337,554 shares of Class A Common
Stock for a like number of shares of Class B Common Stock to Ronald S. Lauder in exchange for the granting by
Ronald S. Lauder to the Reporting Person of an option to acquire an aggregate of up to 337,554 shares of Class
B Common Stock for a like number of shares of Class A Common Stock.  To the extent either the Reporting
Person or Ronald S. Lauder exercise the options it or he received, the number of shares which may be acquired
upon the exercise of the other party's corresponding options is reduced on a share-for-share basis.
SIGNATURE OF REPORTING PERSON
Richard D. Parsons, Trustee
DATE
11/25/97